Exhibit 10.14

STRICTLY PRIVATE & CONFIDENTIAL

Libertas Capital Group plc

16 Berkeley Street

London

W1J 8DZ

UK

The Directors	3 April 2007

Pacific Rim Foods Limited

3505 Chatham Street

Racine, WI 53402

The Directors

Empire Energy Corporation International

Commerce Terrace

11011 King Street

Suite 260B

Overland Park

KS 66210

USA

For the Attention of: Malcolm Bendall

Dear Sir,

Introduction of the food assets of Empire Energy Corporation International onto AIM

We are writing to confirm the basis on which Libertas Capital Group plc, through its subsidiary companies, Libertas Capital Corporate Finance Limited (“LCCF”) and Libertas Capital Securities Limited (“LCS”) (together “Libertas Capital”), is to provide corporate finance advice and broking services in relation to an introduction of the food assets currently held by Empire Energy Corporation International (“Empire Energy”) to trading on AIM (“Introduction”) and fundraising if appropriate (together the “Engagement”).

For the avoidance of doubt the Engagement may constitute the Introduction of Pacific Rim Foods Limited (“Pacific Rim”) or a special purpose vehicle established for the transaction, or other means to obtain a listing such as an AIM or other Investment Company. Empire Energy and Pacific Rim will be referred to as the “Company” herein as appropriate.

The Engagement will also include any private fundraise undertaken by Libertas Capital prior to completion of the Introduction or any fundraise at the time of or following the Introduction.

1.	Nature of the Engagement

Under the Engagement, Libertas Capital will act as the Company’s Nominated Adviser (“Nomad”) and Broker. As part of our role we will provide advice and services detailed in Part A of Schedule 1.

We set out in Part B of Schedule 1 a list of the services we will provide to the Company after the Introduction as a retained corporate client.

We shall not be obliged to provide any other advice or services unless we expressly agree to do so.

Following completion of the Introduction and for so long as Libertas Capital provides the Company’s nominated adviser and/or broker services, we shall have the right to pitch as financial adviser for any type of investment banking transaction including, without limitation, any equity financing, disposal, acquisition, merger or other business combination in which the Company is involved and any refinancing or sale of the Company or any part thereof and the Company agrees that Libertas Capital shall have right of first refusal on providing such services provided, however, that Libertas Capital offers such services on terms and conditions, including fees, which are comparable with the terms and conditions for such services provided by comparable institutions. Such services shall be offered pursuant to an additional agreement or agreements between the Company and Libertas Capital. The Company acknowledges that this paragraph does not constitute a commitment (express or implied) by Libertas Capital to provide any such additional services or to purchase or place securities, or to provide or be responsible for providing any financing.

2.	Resources

Jakob Kinde and Aamir Quraishi from LCCF will be in charge of this assignment. It is intended that the team will include members from Libertas Capital Asia and LCS as appropriate. Other members of Libertas Capital may be used as Libertas Capital considers necessary. Libertas Capital reserves the right to change or amend the team members working on the Engagement, in discussion with the Company.

3.	Fees, Commissions and Expenses for the Engagement

The Company will pay Libertas Capital the following cash fees and commissions:

•

In relation to a private fundraise prior to the Introduction, the Company will pay Libertas Capital a broking commission of 5 per cent., payable in cash, on the gross value of funds raised by Libertas Capital and equity in the Company equivalent in value to 2 per cent. of the gross funds raised;

•	On completion of the Introduction:

a) a Nomad fee of £250,000, payable in cash; and

b) a broking commission of 5 per cent., payable in cash, on the gross value of funds raised by Libertas Capital and equity in the Company equivalent in value to 1 per cent. of the gross funds raised, either at the time of the Introduction or post the Introduction once the Company’s shares have been admitted to trading on AIM. In the event that the funds are raised following the Introduction, we would intend to complete the fundraising within 3 months following the Introduction, or as agreed with the Company.

The Company will pay Libertas Capital a monthly cash retainer in relation to the Engagement of £10,000 commencing on a date to be agreed between the Company and Libertas Capital. This retainer will be payable in arrears each month and only up to £50,000 in aggregate will be offset against the success fees detailed above.

Following the Introduction, the Company will pay Libertas Capital an annual retainer in respect of ongoing Nomad and Broker services to the Company of £50,000 per annum (payable in cash half yearly in advance).

In addition to the fees referred to above, the Company shall reimburse Libertas Capital for its reasonable out-of-pocket expenses (such as legal fees, travel, fax, courier and other incidental expenses) properly incurred in connection with the Engagement (plus applicable VAT), including the cost of any regulatory news service (RNS) announcements released by Libertas Capital on behalf of the Company to the London Stock Exchange.

All fees, commissions and expenses shall be payable in pounds sterling and in cash in London together with any Value Added Tax (if applicable) and in accordance with the terms and conditions set out in this Engagement.

4.	Standard Terms and Conditions

The standard terms and conditions of business contained in Schedule 2 and the indemnity contained in Schedule 2 are deemed to be part of this letter. By executing the counterpart of this letter the Company accepts such terms and conditions and agrees to be bound by the indemnity contained in Schedule 2.

5.	Status of the Company

The Company is an Intermediate Customer as defined by the Rules of the FSA. As such, the Company will not obtain the benefit of the FSA Rules designed exclusively for the protection of private customers.

6.	Compliance

During the period of the Engagement of Libertas Capital as the Company’s Nomad following an Introduction, the Company shall:

a)	notify in advance of, and discuss with, Libertas Capital any announcement of profits or losses or dividends in respect of any reporting period and any other information which is likely to affect the general character or nature of the business of the group or may be necessary to be disclosed to the public in order to enable shareholders and the public to appraise the position of the Company and to avoid the existence of a false market in securities of the Company;

b)	forward to Libertas Capital for perusal before their issue in final form all proofs of all Stock Exchange announcements, circulars to holders of shares in the Company (including without limitation notices of meetings, forms of proxy and the Directors’ report and annual accounts), documents relating to takeovers, mergers, share issues, re-organisations or other schemes (including employee profit share schemes or share option schemes) and all press announcements;

c)	report its interim and annual results within three and four months respectively of the end of each reporting period;

d)	ensure that all dealings by Directors in the Company, in compliance with AIM Rule 21, should be effected through Libertas Capital, as the Company’s stockbrokers as long as Libertas Capital offer comparable market terms;

e)	without previously discussing with Libertas Capital, not enter into any related party transaction, agreement or arrangement which would be a transaction with a related party for the purposes of the AIM Rules for Companies; and

f)	notify and consult with Libertas Capital prior to entering into any commitment or agreement relating to the issue of any shares exceeding in aggregate five per cent. of the entire issued share capital of the Company or involving securities convertible or exchangeable into shares.

7.	General

This letter does not affect any other agreement which Libertas Capital has entered into with the Company in respect of any other transaction or matter, nor any other agreement which it may enter into in connection with the Introduction.

This letter does not oblige Libertas Capital to sell, acquire, place, underwrite or sub-underwrite any investments, or to lend monies, unless and until it is expressly agreed otherwise in writing. This letter supersedes other letters in relation to advising on an AIM listing for the oil assets of the Company.

Please note that by entering into or performing our obligations under this letter, Libertas Capital is not representing that it is or will be possible or advisable for the Introduction to proceed. The conclusions which Libertas Capital may reach in respect of the Engagement may change. Our obligation in this respect is to advise the Company as we see fit, in what we perceive to be the Company’s best interests, in the light of circumstances prevailing at the time at which such advice is given.

Any remedy or right conferred on Libertas Capital upon breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

Libertas Capital is a financial institution which is a member of the London Stock Exchange plc and regulated by the Financial Services Authority pursuant to the provisions of the Financial Services and Markets Act 2000.

Please sign and return the attached copy of this letter to indicate your agreement to its terms.

Yours faithfully	Accepted by

Jakob Kinde	Tad Ballantyne
Chairman, Libertas Capital Group plc	Director
Pacific Rim Foods Limited

Jonathan Flory	Malcolm Bendall
Head of Corporate Finance	Director
Empire Energy Corporation International

SCHEDULE 1

ADVICE AND SERVICES

Part A - Introduction and fundraise:

(a)	Advice on the structure and mechanics of the Introduction and fundraising.

(b)	Co-ordination of the relevant professional advisers in producing their reports and advice to achieve the Introduction within an agreed timetable.

(c)	Co-ordination of the production, verification and despatch of the admission document to be circulated in respect of the Introduction (the “Admission Document”) and other supporting documentation.

(d)	Taking responsibility for communications with the London Stock Exchange, lodging with the London Stock Exchange all documents supporting the application for admission to AIM and preparing in conjunction with the Company and its other advisers, but not approving, all requisite public announcements in connection therewith.

(e)	Planning and co-ordination of the marketing programme designed to introduce potential institutional and other investors, and preparing with your input an investor presentation in connection therewith.

(f)	Advice on the pricing and timing of the Introduction and fundraise in the light of the market conditions and other related factors.

(g)	Advice on compliance by the Company with the AIM Rules of the London Stock Exchange and all other regulations applicable to the Introduction.

(h)	In the event of a fundraise at the Introduction and subject to the transaction proceeding and subject to our agreeing an acceptable placing agreement, placing the Company’s shares to be issued with institutional clients of Libertas Capital. The Company shall be consulted by Libertas Capital before Libertas Capital finalises its list of placees, although the Company acknowledges that this is only a right to be consulted and not a right to veto any proposed placee which is an institutional fund/investor.

(i)	In conjunction with the Introduction, oversee and co-ordinate the setting up of a facility for the electronic settlement of the Company’s shares as required by the AIM Rules for Companies.

SCHEDULE 1

ADVICE AND SERVICES

Part B - Routine ongoing services following the Introduction

(a)	Attendance at regular meetings with the directors, as requested by the Company.

(b)	Provision to the Company of a periodic analysis of, and commentary on, the make up of its shareholder register.

(c)	Advice on and co-ordination of an appropriate investor liaison programme for the Company.

(d)	Monitoring and reporting to the Company where appropriate or as requested by the Company on the trading of its shares and significant movements in its share price.

(e)	Maintaining liaison with, and assisting the Company in complying with the regulations of, the London Stock Exchange and The Panel on Takeovers and Mergers.

(f)	Advice to the Company on anticipated market reactions to new corporate initiatives including, for example, acquisitions, disposals and fund raising.

(g)	Advice to the directors on a preliminary basis, where requested, in respect of potential offers, acquisitions, disposals, finance raising and other corporate or financial matters.

(h)	Periodically (and no less than twice per year) preparing analysts’ reports or comment on the Company.

(i)	Advising the Company when requested on corporate governance issues and on compliance with the guidelines issued by the investor protection committees.

(j)	Advising the Company when requested on directors’ share sales and on compliance with AIM Rule 21 on directors’ dealings adopted by the Company which we expect to be substantially in the form set out in the UK Listing Authority’s listing rules).

(k)	When requested and subject to regulatory requirements, co-ordinate transactions in the Company’s shares.

(l)	Generally act as the Company’s nominated adviser and broker and be responsible to the London Stock Exchange PLC for fulfilling the responsibilities set out in Rules 35, 39 and Part 2 of the AIM Rules for Companies and the provisions of the AIM Rules for Nominated Advisers.

SCHEDULE 2

STANDARD TERMS AND CONDITIONS

1.	Application

These are the standard terms and conditions, on and subject to which, Libertas Capital will provide any services to the Company. Where there is any conflict between the express terms of any letter of engagement and these terms and conditions, these terms will prevail.

2.	Libertas Capital advice

The Company agrees that any advice given by Libertas Capital is provided solely for the purpose of the Engagement and for the use and benefit of the Company and may not be used or relied on for any other purpose or disclosed to any other person (excluding the Company’s professional advisers, who may place no reliance on such advice) without the prior written approval of Libertas Capital. Any valuations and other written reports or material produced by Libertas Capital and any information memoranda issued by Libertas Capital to third parties in connection with the Engagement will contain Libertas Capital’s normal disclaimers and exclusions of liability.

Libertas Capital’s role in relation to due diligence will be to assist the Company in coordinating the work of the other advisers to the Company (in the light of Libertas Capital’s actual knowledge of that work and the proposed timetable for the Engagement). Libertas Capital will not otherwise be responsible for any due diligence for the Company in relation to the Engagement (whether in terms of nature, extent, adequacy or performance). In particular, Libertas Capital will not have any responsibility for due diligence which would normally be carried out by a specialist adviser (such as, for example, a legal, accountancy, valuation, tax or environmental adviser), notwithstanding any information or advice from these advisers which may be passed to Libertas Capital or passed on by Libertas Capital to the Company. Libertas Capital will not be responsible for providing advice in connection with those matters for which the Company has agreed to provide or arrange, or a company would usually provide or arrange, advice (such as, for example, legal, regulatory, accounting, taxation or environmental matters).

It is the responsibility of the Company to ensure that the advice from its other advisers in relation to the Engagement is received and considered by the Company and is adequate for the purposes of the Engagement. Libertas Capital will not have any liability in respect of any services or advice provided to the Company by persons other than Libertas Capital.

In rendering its services to the Company hereunder, Libertas Capital is not assuming any responsibility for the Company’s underlying business decision to effect any transaction.

3.	Provision of information

In order to carry out the Engagement, Libertas Capital will have full access to directors and other staff of the Company and its Affiliates associated with the Engagement. Libertas Capital will also have full access to other data and information as Libertas Capital may require and the Company shall provide Libertas Capital with reasonable access to its accountants and other advisors.

In addition, the Company agrees to keep Libertas Capital informed of any material developments or proposals in relation to the business or operations of the Company and its subsidiaries, in particular where these may have any effect on the Engagement.

In completing its engagement hereunder, Libertas Capital will be using and relying on publicly available information and information provided by or on behalf of the Company. The Company represents that all information furnished by it or on its behalf to Libertas Capital will be accurate and complete in all material respects. It is understood that Libertas Capital may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and/or information so furnished by the Company.

4.	Documents, announcements and other financial promotions

The Company or the Directors of the Company will accept full responsibility for the contents of any document, announcement or other financial promotion issued in connection with the Engagement.

Notwithstanding the above, Libertas Capital reserves the right (but is under no duty whatsoever) at its absolute discretion and for its own purposes to take whatever steps it may consider appropriate to satisfy itself as to the accuracy and completeness of any public documents or other financial promotions issued in connection with the Engagement and the Company agrees to co-operate fully with Libertas Capital in the taking of such steps (including by providing access to Libertas Capital as set out in Section 3 above).

Libertas Capital retains the right to refuse to issue or approve, or arrange for the issue of, a particular document, announcement or other financial promotion and to require the Company to cease to distribute a document, announcement or other financial promotion which, in Libertas Capital’s opinion, has any connection with or potential effect on the Engagement if at any time Libertas Capital becomes aware of information which, in its opinion, renders the document, announcement or other financial promotion untrue, incomplete or misleading in a material respect.

The Company agrees that it will not publish, or arrange for the publication of, any document or announcement in relation to, or having any effect on, the Engagement without the prior written consent of Libertas Capital. Further, the Company shall promptly inform Libertas Capital of any discussions, negotiations or inquiries regarding a possible sale/acquisition/placing etc.

Libertas Capital shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Libertas Capital will submit a copy in advance of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

5.	Indemnity

The Company agrees to indemnify (on an after-tax basis) and hold harmless Libertas Capital (including its directors, officers, employees and agents), for its own account and as trustee for its Affiliates (each an “Indemnified Party”), from and against any losses, claims, demands, damages, costs, charges, expenses or liabilities (or actions, proceedings or investigations in respect thereof) which the Indemnified Party may suffer or incur or which may be made against the Indemnified Party relating to or arising directly or indirectly out of Libertas Capital’s provision of services in connection with the Engagement; and the Company will reimburse the Indemnified Parties for all costs and expenses (including professional and legal fees) which are incurred by the Indemnified Parties in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation or arbitration, in which any Indemnified Party is a party or otherwise involved, and whether or not resulting in liability on the part of any Indemnified Party. Libertas Capital will, to the extent reasonable and practicable in the circumstances and subject to any requirement imposed by an insurer of Libertas Capital or any Indemnified Party, consult with the Company and keep the Company informed in relation to any action or claim of this kind. The Company will not, however, be responsible for any losses, claims, demands, damages, costs, charges, expenses or liabilities incurred by an Indemnified Party that are determined to be in bad faith or arising from negligence, wilful default or fraud of an Indemnified Party or, breach of the Financial Services and Markets Act 2000, the FSA Rules in relation to the Company and this agreement or material breach of this agreement. The provisions of this indemnity are not affected by any other terms (including any limitations) set out in this letter.

In this letter, an “Affiliate” shall mean a person controlling, controlled by or under common control with that person, including their respective directors, officers, employees and agents.

Each Affiliate of Libertas Capital shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under this Section 6 provided that:

(i)	Libertas Capital may, by agreement with the Company, vary the rights conferred on any Affiliate by this Section 5 (without the consent of any Affiliate and shall not be liable to any Affiliate for any of its acts or omissions under this Section 5); and

(ii)	only Libertas Capital may decide whether or not to enforce an Affiliate’s right under this Section 5 (and only it may decide the terms and conditions of that enforcement).

Except as provided above, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

6.	Company agreement

The Company agrees that, if it accepts any limitation (“Limitation”) on the extent to which it may claim against any third party in connection with matters on which Libertas Capital is advising the Company, then the Company shall hold Libertas Capital harmless and shall procure that Libertas Capital shall have no greater overall liability than it would have done in the absence of the Limitation.

It is agreed by the Company that any Limitation will not affect the extent to which Libertas Capital relies upon any work of, actions of, or statements made by, the relevant third party.

7.	Conflicts of interests

It is possible that during the Engagement conflicts of interest may arise between the interests of the Company and the interests of other clients that Libertas Capital acts for, including in particular clients of our sales desks who may wish to subscribe for shares. Conflicts of interest could also arise between the Company and Libertas Capital itself, or those of other companies within Libertas Capital Group plc.

Because of potential conflicts of interest and to preserve confidentiality of client information, Libertas Capital has established, as permitted under the FSA Rules, appropriate “Chinese Walls” and conflicts management procedures. When acting under the Engagement, Libertas Capital’s duty is to act in the best interests of the Company. We must manage any conflicts of interest that may arise in a way that is consistent with that duty.

The Company acknowledges that Libertas Capital may therefore have interests or duties which conflict with the Company’s interests and would otherwise conflict with the duties owed by Libertas Capital to the Company and agree that Libertas Capital may retain any profit or fees derived from such other clients or interest provided that Libertas Capital does not utilise any confidential and/or insider information regarding the Company disclosed to it by the Company.

Potential conflicts may on occasion arise between Libertas Capital’s duties to the Company and to its other clients and between its duties to the Company and its own interests. Libertas Capital has established, as permitted under the Rules of the FSA, “Chinese Wall” procedures designed to ensure that in providing corporate finance services to any particular client, the individuals are insulated from information known to individuals working in other divisions.

The Company accepts that Libertas Capital and/or any holding or subsidiary company may, for reasons such as are described above, have interests or duties which conflict with the Company’s interests and would otherwise conflict with the duties owed by Libertas Capital to the Company. When acting under the Engagement Libertas Capital’s duty is to act in the best interests of the Company. We must manage any conflicts of interest that may arise in a way that is consistent with that duty.

The Engagement will be led by members of our Corporate Finance Department, who act solely for corporate finance clients. Analysts and salespersons from Libertas Capital’s sales desks will however be involved in certain aspects of the transaction, including the marketing of the issue to investors. It is also likely that they will have an input into Libertas Capital’s advice on the pricing and timing of the issue as well as our advice on the allocation of shares. We believe that such individuals are well placed to provide advice on these matters, because of their understanding of both market conditions and individual clients. The Company should however be aware that such individuals can be as exposed to a conflict of interest, because they derive business from clients of Libertas Capital’s sales desks whose interests will not necessarily be the same as those of the Company.

Libertas Capital will only recommend allocations to such parties if it believes that they would be consistent with the Company’s interests. Furthermore, Libertas Capital will invite the Company to participate actively in the allocation process and provide it with appropriate information to support its recommendations. We will write to you separately on how we propose to manage the allocation process.

The Company also accepts that, in acting for it, Libertas Capital will not be required to disclose to it, nor to make use for its benefit of, any information known to Libertas Capital which (i) belongs to or is confidential to another client of Libertas Capital or (ii) belongs to or is confidential to any holding company, subsidiary or fellow subsidiary or (iii) which belongs to or is confidential to Libertas Capital and relates to some other part of its business than the provision of corporate finance services.

8.	Confidentiality

Subject to the conditions set out below, all confidential information which Libertas Capital receives from the Company will be held in strict confidence unless and until the Company specifically consents to the disclosure of that confidential information. Libertas Capital will take reasonable steps as it considers appropriate to ensure that confidential information provided by the Company for the purpose of the Engagement is not used by Libertas Capital for other purposes which are contrary to the Company’s interests. All original share certificates and other documents of title held to the order of the Company and all other papers held by Libertas Capital which were supplied to Libertas Capital by the Company will be returned by Libertas Capital to the Company after receipt of a request from the Company subject to Libertas Capital being entitled to retain copies in order to comply with its regulatory or other record-keeping requirements.

In addition to any other obligation by virtue of which Libertas Capital or any Affiliate may be bound by law to disclose information, Libertas Capital will be entitled, if requested or required to do so, at Libertas Capital’s discretion, to disclose any information known to Libertas Capital or any Affiliate, and/or to produce any documents, relating to the Company’s business or affairs to any governmental or regulatory agency or authority (whether in the United Kingdom or elsewhere). In addition, Libertas Capital will, where reasonably practicable, seek to impose a confidentiality requirement in any case where the information is not subject to statutory restrictions on disclosure by the recipient. Libertas Capital will, if it makes any disclosure or production of the kind contemplated by this section, notify the Company of that disclosure or production if it is not restricted from doing so.

Neither Libertas Capital nor any Affiliate will have any duty to disclose to the Company any information which comes to their notice (or the notice of any Affiliate) in the course of carrying on any other business or as a result of or in connection with the provision of services to other persons. The Company accepts that Libertas Capital and its Affiliates may be prohibited from disclosing, or it may be inappropriate for Libertas Capital and its Affiliates to disclose, information to the Company even if it relates to the Company or to the Engagement.

The Company agrees that it will keep in strict confidence Libertas Capital’s confidential information (which shall include, but not be limited to, all information marked as “confidential”) that it receives from Libertas Capital unless and until Libertas Capital specifically consents to the disclosure of that confidential information or to the extent it is required by a court of law or an applicable regulatory body.

9.	Company’s money

Funds belonging to the Company which come under the custody or control of Libertas Capital or any Libertas Capital Affiliate during the provision of its services hereunder shall not be treated as client money for the purposes of the Financial

Services (Clients Money) Regulations 1991 (as amended. In all instances where this may apply, the Company will be asked to sign a separate document agreeing to this.

10.	Authorisation

Except where the Company expressly instructs Libertas Capital otherwise, Libertas Capital is entitled to assume that instructions (whether or not in writing and howsoever communicated) have been properly authorised by the Company if they are given or purport to be given by an individual or person who is or purports to be and is reasonably believed by Libertas Capital to be a director or authorised agent of the Company. Instructions may be given by telephone or in writing. Material actions discussed over the telephone are to be confirmed in writing.

11.	Legal and regulatory requirements

The Company confirms and undertakes that it has all necessary powers and has obtained all necessary authorisations, consents and approvals validly and lawfully to enter into any relevant engagement letter and these terms and conditions.

The Company undertakes that (save as expressly disclosed to Libertas Capital in writing) it has and undertakes that it shall maintain all necessary consents and authorisations for Libertas Capital to carry out the Engagement. The Company agrees that it will comply and will procure that all its Affiliates will comply with all relevant laws and regulations in any jurisdiction including, in relation to the United Kingdom, the Companies Acts, the Financial Services and Markets Act 2000, the Criminal Justice Act 1993, the City Code on Takeovers and Mergers, the instructions of the Panel on Takeovers and Mergers and the Rules and Regulations of the London Stock Exchange and the Financial Services Authority (“the UK Listing Authority”). In carrying out its obligations to the Company pursuant to the Engagement, Libertas Capital is also subject to (as well as the range of applicable laws) a number of rules and regulations and the requirements of a number of regulators. The Company agrees that the duties of Libertas Capital to it will not restrict the freedom of Libertas Capital to take all steps which Libertas Capital considers to be necessary to comply with the laws, rules and regulations applicable to Libertas Capital.

The Company undertakes to obtain appropriate advice (including legal advice) in respect of all laws and regulations which may be applicable to it in the UK or any other jurisdiction in connection with the Engagement and to communicate such advice to Libertas Capital if it is or may be relevant to the carrying out by Libertas Capital of its services to the Company.

12.	Transactions in investments

Any transactions in investments undertaken by Libertas Capital for or on behalf of the Company will be undertaken subject to the Rules of the FSA and the rules and customs of the exchange or market and/or any clearing house on or through which such transactions are undertaken, settled or executed.

The Company will consult Libertas Capital before any dealings take place in its securities or those of any company in relation to which Libertas Capital is advising the Company, by the Company or any of its directors or employees (and connected persons within the meaning of the AIM Rules of the London Stock Exchange).

13.	Use of sub-agents

Libertas Capital may in providing services to the Company hereunder employ such sub-agents (including any Libertas Capital Affiliates) as it may reasonably determine and on such terms and on such conditions as it may reasonably determine and the fees and expenses of any such sub-agent shall be paid or reimbursed by the Company pursuant to the terms of their engagement letter, provided that such sub-agents fees and expenses are not greater than the fees and expenses which would otherwise have been paid by the Company to Libertas Capital for the same services pursuant to the Engagement.

14.	Force Majeure

In the event of any failure, interruption or delay in the performance of the obligations of Libertas Capital hereunder resulting from acts, events or circumstances not reasonably in its control, including, but not limited to, industrial disputes, acts or regulations of any governmental or supranational bodies or authorities, breakdown, failure or malfunction of any telecommunication or computer services, Libertas Capital shall not be liable or have any responsibility of any kind for any loss or damage incurred or suffered by the Company or any Affiliate as a result thereof.

15.	Obligations as nominated adviser (“NOMAD”)

Under the AIM Rules of the London Stock Exchange where Libertas Capital is acting as nominated adviser to the Company, Libertas Capital is required to ensure that the directors of an applicant for listing have been made aware of and understand their responsibilities and obligations under the AIM Rules and certain requirements of the general law. If requested by Libertas Capital, the Company and the directors agree to provide such written confirmation to Libertas Capital as Libertas Capital may reasonably request that the Company and the directors have been made aware of such responsibilities, obligations and requirements.

16.	Recording of telephone conversations

Libertas Capital may use voice recording procedures when receiving instructions or orders or when giving advice. Such recordings will be the sole property of Libertas Capital and will be kept confidential other than to assist in the resolution of any relevant dispute, or as required by law or other regulatory authority, in either case, where reasonable, Libertas Capital will endeavour to give prior notice of such disclosure to the Company.

18.	Amendments

These terms and conditions are subject to change at any time by Libertas Capital sending to the Company a written notice describing the relevant change(s) and such change(s) will become effective on the date specified in the notice, which will be on or after the date on which the notice is deemed to be received by the Company. No such change will affect any legal rights or obligations which may have previously accrued to or been incurred by Libertas Capital or the Company. The Company is free to terminate these arrangements if it does not accept the revised terms and conditions.

19.	Notices

Any written notice to be given hereunder may be delivered in person, by letter (sent by first class post) or be sent by facsimile transmission to the registered office of

Libertas Capital, in the case of notices to Libertas Capital and to the address last notified by the Company to Libertas Capital in the case of notices to the Company. All such notices shall be deemed to have been received at the times when in the ordinary course they have been received.

20.	Illegality

If any part of the engagement letter or its schedules shall become or be declared illegal, invalid or unenforceable for any reason whatsoever, such part shall be deemed to be deleted, provided always that if any such deletion substantially affects or alters the commercial basis of these terms and conditions, the parties shall negotiate in good faith to amend and notify them as may be necessary or desirable in the circumstances.

21.	Termination

Libertas Capital’s services in relation to this letter may be terminated by the Company or by Libertas Capital at any time by written notice without liability or continuing obligation to the Company or to Libertas Capital except for any rights or obligations that have accrued prior to termination or expiry and sections 3 and section 5 of Schedule 2 of this letter and the confidentiality provisions contained herein.

If Libertas Capital’s services are terminated before completion of the Introduction, the Company will pay Libertas Capital any outstanding retainer payments pro-rata to the date of termination and will reimburse Libertas Capital for all reasonable out-of-pocket expenses incurred up to the date of termination. If Libertas Capital’s services are terminated by the Company before completion of the Introduction and the Introduction is completed within a period of 12 months after the effective date of termination, the Company shall pay Libertas Capital a fee to be agreed, subject to such termination not being due to negligence or incompetence on the part of Libertas.

If Libertas Capital’s services are terminated by the Company following completion of the Introduction, yet prior to completion of the anticipated fundraising and the anticipated fundraising is completed within a period of 12 months after the effective date of termination, the Company shall in addition pay Libertas Capital a cash commission of 5 per cent. of gross funds raised from investors introduced to the Company by Libertas Capital.

22.	Entire agreement

The accompanying engagement letter and the Schedules thereto set out the entire agreement and understanding between the Company and Libertas Capital in connection with the Engagement.

23.	Governing law

The accompanying engagement letter and these terms and conditions shall be governed and construed in accordance with English law and the Company hereby submits to the non-exclusive jurisdiction of the English courts.